Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS
Southborough, Mass. May 4, 2005..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported net income of $172,000, or $.05 per share, for the second fiscal quarter ended April 2, 2005. Net income increased by $30,000, from $142,000 in the comparable period last year. Basic and fully diluted net income was $.05 per share, unchanged compared with the second quarter of last year. Sales in the second quarter were $8,094,000 compared to $7,273,000 for the second quarter of last year. Foreign currency fluctuations caused an increase in reported revenues of $240,000, or 3%, and volumes shipped were 8% ahead of the prior year period.

Operating income for the second quarter was $285,000, an increase of $5,000 compared to the second quarter of last year. Gross profit increased by $141,000 compared to last year. The benefit of higher sales volumes was offset by lower margins on new products in the aerial lift market and by adverse foreign currency fluctuations. Operating expense for the second quarter was $136,000 higher than the same period last year. This was mainly due to higher selling expense as the Company continues the launch of its espAC range of advanced new electric vehicle controls and adverse foreign currency fluctuations, partially offset by decreased engineering consulting expense.

For the six month period, net income was $192,000, or $.06 per diluted share, compared to $223,000, or $.07 per diluted share last year. Revenues in the first six months of fiscal 2005 were $15,636,000, an increase of $1,897,000, or 14%, compared to last year. Foreign currency fluctuations resulted in a $605,000 increase in reported sales. Volumes were 9% ahead of the prior year. Gross profit increased by $374,000 due to increased volumes, less the adverse impact of foreign currency fluctuations. Higher spending on sales and marketing for new products was partially offset by reduced engineering expense, resulting in a net increase in operating expenses of $522,000. Operating income for the six-month period was $305,000, compared to $453,000, in the first half of the prior year. Foreign currency fluctuations decreased year-to-date reported operating income by $185,000 compared to the same period last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.




Second Quarter 2005 Financial Highlights (unaudited)
 (in thousands except per share data)
                                       Three months ended     Six months ended
                                       ------------------     ----------------
                                       April 2    April 3     April 2   April 3
                                       2005       2004        2005      2004
                                       ======     ======      =======   =======
Net sales                              $8,094     $7,273      $15,636   $13,739
                                       ======     ======      =======   =======
Operating income                          285        280          305       453
Income before income taxes                265        220          295       344
Net income                             $  172     $  142      $   192   $   223
                                       ======     ======      =======   =======
Basic income per share                 $  .05     $  .05      $   .06   $   .07
                                       ======     ======      =======   =======
Diluted income per share               $  .05     $  .05      $   .06   $   .07
                                       ======     ======      =======   =======
Cash dividend per share                $  .03     $  .03      $   .06   $   .06
                                       ======     ======      =======   =======
Average shares outstanding              3,125      3,125        3,125     3,125
                                       ======     ======      =======   =======

Summarized Balance Sheet Data	                (in thousands of dollars)

                                            April  2,           September 30,
                                              2005                   2004
                                           (unaudited)          (derived from
                                                          audited statements)
                                          ============     ==================
Cash, and cash equivalents                $        410     $              905
Receivables                                      6,456                  6,109
Inventories                                      4,060                  4,043
Prepaid expenses and other current assets        1,379                    931
                                          ------------      -----------------
    Total current assets                        12,305                 11,988
Long-term assets                                 4,685                  4,620
                                          -------------     -----------------
Total assets                              $     16,990      $          16,608
                                          ============     ==================

Other current liabilities                 $      6,109      $           6,083
Deferred taxes                                      64                     61
                                          ------------      -----------------
Stockholders' investment                  $     10,817      $          10,464

Total liabilities and stockholders'
Investment                                $     16,990      $          16,608
                                          ============     ==================